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Exhibit 3.63

ARTICLES OF INCORPORATION
OF
NEW GT, INC.

        The undersigned, an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a business corporation (hereinafter called the "Corporation") pursuant to the provisions of the Wisconsin Business Corporation Law.

        FIRST:    The Corporation is incorporated under the Wisconsin Business Corporation Law.

        SECOND:    The corporate name of the Corporation is: NEW GT, INC.

        THIRD:    The number of shares that the Corporation is authorized to issue is One Thousand (1,000), all of which are without par value and are of the same class and are to be Common shares.

        FOURTH:    No holder of any of the share of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

        FIFTH:    The street address of the initial registered office of the Corporation in the State of Wisconsin is 1051 E. Ogden Avenue, Milwaukee, Wisconsin 53202.

        The name of the initial registered agent of the Corporation at the said registered office is Joseph Higdon.

        SIXTH:    The name and address of the incorporator are:

    Suzanne M. Forman
    300 Corporate Pointe, Suite 400
    Culver City, California 90230

                      [STAMP]

        SEVENTH:    The Corporation is authorized to engage in any lawful business as provided in Section 180.0301 of the Wisconsin Business Corporation Law, and to have all of the general powers granted to corporations organized under the Wisconsin Business Corporation Law, whether granted by specific statutory authority or by construction of law.

        EIGHTH:    Except as may otherwise be provided by Section 180.0704 of the Wisconsin Business Corporation Law, and subject to the applicable requirements of that Section, action required or permitted by the Wisconsin Business Corporation Law to be taken at a shareholders' meeting may be taken without a meeting by the shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, the minimum numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

        NINTH:    The Corporation shall, to the fullest extent permitted by the provisions of the Wisconsin Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent.

        TENTH:    The duration of the Corporation shall be perpetual.

Signed on August 23, 1993.

/s/ SUZANNE M. FORMAN Suzanne M. Forman, Incorporator
This document was drafted by:
Suzanne M. Forman GranCare, Inc. 300 Corporate Pointe, Suite 400 Culver City, California 90230	STATE OF WISCONSIN FILED AUG 26 1993 DOUGLAS LA FOLLETTE SECRETARY OF STATE

ARTICLES OF AMENDMENT
Stock (for profit)

A.	Name of Corporation:	GCI Innovative Pharmacy, Inc.
(prior to any change effected by this amendment)

Text of Amendment (Refer to the existing articles of incorporation and instruction A. Determine those items to be changed and set forth below the number identifying the paragraph being changed and how the amended paragraph is to read.)
RESOLVED, THAT, the articles of incorporation be amended as follows: "The new name of the Corporation is NeighborCare of Wisconsin, Inc."

B.	Amendment(s) adopted on	November 20, 1998
(date)
Indicate the method of adoption by checking the appropriate choice below:
	☒	In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)
OR
	☐	In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders
OR
	☐	In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)
C.	Executed on behalf of the corporation on	November 20, 1998
(date)
/s/ IRA C. GUBERNICK
(signature)
	[STAMP]	Ira C. Gubernick
(printed name)
See 1 in Addendum
(officer's title)
D.	This document was drafted by	Jennifer M. Duffy
(name of individual required by law)

FILING FEE—$40.00 OR MORE

SEE REVERSE for Instructions, Suggestions, Filing Fees and Procedures

Printed on Recycled Paper

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  Exhibit 3.63
ARTICLES OF INCORPORATION OF NEW GT, INC.
ARTICLES OF AMENDMENT Stock (for profit)